Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

GASTAR EXPLORATION ANNOUNCES

SECOND QUARTER 2016 RESULTS

HOUSTON, August 4, 2016 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2016.

Net loss attributable to Gastar’s common stockholders for the second quarter of 2016 was $18.1 million, or a loss of $0.17 per share.  This compares to a second quarter 2015 net loss of $118.0 million, or a loss of $1.52 per share.  Adjusted net loss attributable to common stockholders for the second quarter of 2016 was $12.5 million, or a loss of $0.12 per share, excluding the impact of a $3.3 million loss resulting from the mark-to-market of outstanding hedge positions, a $2.0 million allowance for bad debt related to a third-party production purchaser’s bankruptcy and other special items as compared to a second quarter 2015 adjusted net loss of $10.1 million, or a loss of $0.13 per share, excluding the impact of a $100.2 million non-cash, pre-tax ceiling test impairment charge and a $7.8 million loss resulting from the mark-to-market of outstanding hedge positions. (See the accompanying reconciliation of net loss to net loss excluding special items at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) for the second quarter of 2016 was $6.8 million compared to adjusted EBITDA of $17.9 million for the second quarter of 2015 and $10.7 million for the first quarter of 2016.  (See the accompanying reconciliation of net loss to adjusted EBITDA, a non-GAAP number, at the end of this news release.)

Total revenues were $12.2 million in the second quarter of 2016, a 45% decline from $21.9 million in the second quarter of 2015 and an 18% decline from $14.8 million in the first quarter of 2016.  Revenues from the sale of oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, were $14.9 million in the second quarter of 2016, a 37% decline from $23.7 million in the second quarter of 2015 and a 3% increase from $14.5 million in the first quarter of 2016.  The reduction from second quarter of 2015 in oil, condensate, natural gas and NGLs revenues (excluding the impact of hedging activities) primarily resulted from a 54% decrease in equivalent production volumes offset by a 36% increase in weighted average realized equivalent prices. The increase from first quarter 2016 revenues was due to a 112% increase in equivalent product pricing offset by a 52% decrease in equivalent production volumes. On April 8, 2016, Gastar sold substantially all of its producing assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin for an adjusted sales price of $76.6 million (the “Appalachian Basin Sale”). As a result of the sale, net production from the Appalachian Basin area averaged 200 barrels of oil equivalent per day (“Boe/d”) in the second quarter of 2016, compared to 7,700 Boe/d for the second quarter of 2015 and 7,100 Boe/d in the first quarter of 2016.  Excluding the impact of Appalachian Basin production and the effects of commodity derivatives contracts, revenues from liquids (oil, condensate and NGLs) represented approximately 88% of total production revenues in the second quarter of 2016, compared to 89% in the second quarter of 2015 and 85% in the first quarter of 2016.

Commodity derivative benefits derived from hedge contracts monetized during the second quarter of 2016 resulted in a $565,000 increase in revenues compared to a $6.0 million increase in revenue for the second quarter of 2015.  During the first quarter of 2016, Gastar monetized all of its put spread and other hedge positions covering the production months April through July 2016 for net proceeds of $3.1 million.

During the second quarter of 2016, the impact of hedging on oil and condensates sales was an increase in the total price realized from $41.82 per Bbl to $43.59 per Bbl.  In the second quarter of 2015, the impact of hedging on oil and condensate sales was an increase in total price realized from $47.68 per Bbl to $52.20 per Bbl.

During the second quarter of 2016, Gastar allocated 15% of its oil hedges that were monetized to NGLs which resulted in an increase in the total price realized from $12.02 per Bbl to $12.62 per Bbl.  In the second quarter of 2015, the impact of hedging on NGLs sales resulted in an increase in total price realized from $7.34 per Bbl to $14.97 per Bbl.

During the second quarter of 2016, Gastar did not have any natural gas volumes hedged as a result of hedge monetizations in the first quarter of 2016 and the average realized price for natural gas production was $1.84 per Mcf.  During the second quarter of 2015, the impact of hedging on natural gas sales was an increase in total price realized from $1.10 per Mcf to $1.68 per Mcf.

We continue to maintain an active hedging program covering a portion of estimated future production for July 2016 to December 2018, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”).

Average daily production for the second quarter of 2016 was 6,400 Boe/d as compared to 13,900 Boe/d in the second quarter of 2015 and 13,200 Boe/d in the first quarter of 2016. Second quarter 2015 and first quarter 2016 includes average daily production of 7,700 Boe/d and 7,100 Boe/d, respectively, attributable to our properties in the Appalachian Basin, substantially all of which were sold April 8, 2016 in the Appalachian Basin Sale with an effective date of January 1, 2016.  Excluding the Appalachian Basin, oil, condensate and NGLs as a percentage of production volumes were 71% in the second quarter of 2016 compared to 74% in the second quarter of 2015 and 71% for the first quarter of 2016.

The following table provides a summary of Gastar’s total net production volumes and overall average commodity prices for the three and six months ended June 30, 2016 and 2015:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016(1)	2015	2016(1)	2015
	(In thousands, except per unit amounts)
Net Production:
Oil and condensate (MBbl)	271	369	595	736
Natural gas (MMcf)	1,019	3,575	4,223	6,870
NGLs (MBbl)	142	297	488	516
Total net production (MBoe)	583	1,262	1,786	2,397
Net Daily production:
Oil and condensate (MBbl/d)	3.0	4.1	3.3	4.1
Natural gas (MMcf/d)	11.2	39.3	23.2	38.0
NGLs (MBbl/d)	1.6	3.3	2.7	2.9
Total net daily production (MBoe/d)	6.4	13.9	9.8	13.2
Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities (2)	$43.59	$52.20	$42.48	$49.86
Oil and condensate per Bbl, excluding impact of hedging activities	$41.82	$47.68	$33.91	$44.76
Natural gas per Mcf, including impact of hedging activities (2)	$1.84	$1.68	$1.65	$2.11
Natural gas per Mcf, excluding impact of hedging activities	$1.84	$1.10	$1.40	$1.55
NGLs per Bbl, including impact of hedging activities (2)	$12.62	$14.97	$9.38	$16.72
NGLs per Bbl, excluding impact of hedging activities	$12.02	$7.34	$6.98	$8.29
Average sales price per Boe, including impact of hedging activities (2)	$26.57	$23.54	$20.60	$24.96
Average sales price per Boe, excluding impact of hedging activities	$25.60	$18.79	$16.49	$19.97

_____________________________

(1)	The three and six months ended June 30, 2016 reflect the impact of the Appalachian Basin Sale completed on April 8, 2016.
(2)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

Lease operating expenses (“LOE”) were $4.6 million for the second quarter of 2016, compared to $7.2 million in the second quarter of 2015 and $6.1 million in the first quarter of 2016.  Excluding the Appalachian Basin, LOE decreased $1.2 million, or 20%, to $4.5 million for the second quarter of 2016 from the second quarter of 2015 due primarily to a $1.6 million decrease in workover expense resulting from a decrease in workover activity and receipt of a $588,000 insurance reimbursement related to 2015 activity offset by a $538,000 increase in controllable LOE primarily due to new West

Edmond Hunton Lime Unit, or WEHLU, wells drilled in the second half of 2015 and production enhancing operations.  LOE per barrel of oil equivalent (“Boe”) of production as reported was $7.86 in the second quarter of 2016 versus $5.74 in the second quarter of 2015 and $5.05 in the first quarter of 2016, including workover costs.  Excluding the Appalachian Basin and workover expense, LOE per Boe for the second quarter of 2016 was $8.36 compared to $7.59 for the second quarter of 2015 and $7.93 per Boe for the first quarter of 2016.

Depreciation, depletion and amortization (“DD&A”) expense was $5.6 million in the second quarter of 2016, down from $16.1 million in the second quarter of 2015 and $13.7 million in the first quarter of 2016.  The DD&A rate for the second quarter of 2016 was $9.59 per Boe compared to $12.74 per Boe for the second quarter of 2015 and $11.41 per Boe in the first quarter of 2016.  The decrease in DD&A expense and the DD&A rate was the result of a decrease in production resulting from the completion of the Appalachian Basin Sale coupled with a lower DD&A rate due to impairment charges incurred in 2015 and the first quarter 2016 and lower full cost property costs resulting from the Appalachian Basin Sale.

General and administrative (“G&A”) expense was $6.3 million in the second quarter of 2016 compared to $4.4 million in the second quarter of 2015 and $5.7 million in the first quarter of 2016. G&A expense for the second quarter of 2016 included $702,000 of non-cash stock-based compensation expense, versus $1.2 million in the second quarter of 2015 and $1.6 million in the first quarter of 2016.  Excluding stock-based compensation expense, the higher G&A expense in the second quarter of 2016 compared to the prior year period is primarily due to an allowance for a bad debt expense charge of $2.0 million related to a third-party production purchaser’s bankruptcy.

J. Russell Porter, Gastar's President and CEO, commented, “Our secondary equity offering in May 2016 yielded net proceeds of approximately $44.8 million, improving our liquidity position and allowing us to resume operated drilling on our extensive STACK acreage position.  We have developed a drilling program of up to nine wells that will test the STACK potential across our northern acreage in Kingfisher County, Oklahoma as well as allow us to pursue a drilling program to de-risk our southern acreage in Canadian County, Oklahoma.  We believe that drilling a select number of additional operated wells, coupled with the continuing success of offset operators developing the STACK Play near our acreage, should allow us to delineate and demonstrate the prospectivity of our acreage in multiple formations and confirm its value.  Well data from our own operated wells, combined with data from the numerous non-operated STACK wells that we are participating in, should provide additional options for funding further exploration and development of the STACK Play.  During the remainder of 2016 and into 2017, we will continue to evaluate potential opportunities to partner with other operators or investors in a drilling program to develop our undeveloped acreage, evaluate possible acreage divestments, or possibly raise funds in the capital markets to further enhance our liquidly and further fund the development of our acreage position in the STACK Play, which we believe is one of the most economic plays in North America.”

Operations Review and Update

Mid-Continent

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three and six months ended June 30, 2016 and 2015:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Mid-Continent	2016	2015	2016	2015
Net Production:
Oil and condensate (MBbl)	271	304	548	601
Natural gas (MMcf)	970	889	1,920	1,686
NGLs (MBbl)	133	113	252	209
Total net production (MBoe)	566	565	1,120	1,091
Net Daily Production:
Oil and condensate (MBbl/d)	3.0	3.3	3.0	3.3
Natural gas (MMcf/d)	10.7	9.8	10.5	9.3
NGLs (MBbl/d)	1.5	1.2	1.4	1.2
Total net daily production (MBoe/d)	6.2	6.2	6.2	6.0
Average sales price per unit(1):
Oil and condensate (per Bbl)	$41.55	$53.86	$35.80	$50.40
Natural gas (per Mcf)	$1.87	$2.47	$1.84	$2.81
NGLs (per Bbl)	$14.53	$14.98	$12.57	$14.69
Average sales price per Boe(1)	$26.54	$35.86	$23.50	$34.92

_____________________________

(1)	Excludes the impact of hedging activities.

Net production from the Mid-Continent area averaged 6,200 Boe/d in the second quarter of 2016, which was flat compared to the second quarter of 2015 and up slightly from 6,100 Boe/d in the first quarter of 2016. Second quarter 2016 Mid-Continent production consisted of approximately 48% oil, 29% natural gas and 23% NGLs.

In October 2015, Gastar commenced flowback of its first operated Meramec well, the Deep River 30-1H, which in December 2015, produced at a peak 24-hour rate of 1,094 Boe/d (71% oil) and has produced at a post-peak 230-day gross average daily rate of 513 Boe/d (53% oil).  Gastar’s working interest in the Deep River 30-1H is 100% (NRI 80.2%).

In April 2016, Gastar’s second operated well testing the Meramec formation, the Holiday Road 2-1H, commenced flow-back.  In June 2016, the well was equipped with a larger gas lift system and oil and natural gas production from the well continues to gradually increase.  During the most recent 30-day period, the well averaged 267 gross Boe/d (81% oil) and 2,063 barrels of completion fluid.  During the most recent five-day period the well produced at a gross average rate of 343 Boe/d (82% oil) and

2,199 barrels of completion fluids.  Gastar has a 78.3% working (approximate 63.0% NRI) interest in the Holiday Road 2-1H well.

On June 20, 2016, Gastar spudded its first operated Osage test well, the McGee 29-1H, with a projected vertical depth of approximately 7,600 feet and a 4,200 foot horizontal lateral in Garfield County, Oklahoma.  Gastar’s current estimated working interest in the McGee 29-1H is 66.3% (NRI 53%).  The estimated gross cost to drill and complete the McGee 29-1H is $4.5 million, excluding costs associated with coring operations to evaluate the Osage and Woodford Shale formations.

To gather additional data on drilling and completing each of the prospective targets, year to date in 2016, Gastar has participated in four gross (0.5 net) completed non-operated Meramec Shale wells, one gross (0.2 net) completed non-operated well targeting the Osage, three gross (0.4 net) completed non-operated wells targeting the Oswego and one gross (0.1 net) completed non-operated Woodford Shale well.

In the Mid-Continent, Gastar’s net capital expenditures in the second quarter of 2016 totaled $8.1 million, comprised of $4.3 million for drilling, completions and infrastructure costs, $2.8 million for unproved acreage extensions and renewals and $1.0 million for other capitalized costs.  Year to date 2016 net capital expenditures in the Mid-Continent totaled $23.1 million, comprised of $10.0 million for drilling, completions and infrastructure costs, $11.1 million for unproved acreage extensions and renewals and $2.0 million for other capitalized costs.

For the remainder of 2016, Gastar’s capital expenditure budget is $38.1 million, comprised of $25.9 million for drilling, completion and infrastructure costs, $9.2 million for lease renewal and extension costs and $3.0 million for other capitalized costs, resulting in a total 2016 capital expenditures budget of $61.2 million.  Gastar’s capital expenditure budget remains subject to change based upon the commodity price environment and our liquidity position.

Appalachian Basin

On April 8, 2016, Gastar sold substantially all of its producing assets and proved reserves and a significant portion of its undeveloped acreage in the Appalachian Basin.  The following table provides a summary of Gastar’s Appalachian Basin net production volumes and average commodity prices for the three and six months ended June 30, 2016 and 2015:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016(1)	2015	2016(1)	2015
Appalachian Basin
Net Production:
Oil and condensate (MBbl)	—	65	47	135
Natural gas (MMcf)	49	2,686	2,303	5,183
NGLs (MBbl)	9	185	236	307
Total net production (MBoe)	18	697	667	1,306
Net Daily Production:
Oil and condensate (MBbl/d)	—	0.7	0.3	0.7
Natural gas (MMcf/d)	0.5	29.5	12.7	28.6
NGLs (MBbl/d)	0.1	2.0	1.3	1.7
Total net daily production (MBoe/d)	0.2	7.7	3.7	7.2
Average sales price per unit (2):
Oil and condensate (per Bbl)	$—	$18.82	$11.71	$19.57
Natural gas (per Mcf)	$1.23	$0.65	$1.02	$1.14
NGLs (per Bbl)	$(23.68)	$2.69	$1.00	$3.93
Average sales price per Boe (2)	$(4.49)	$4.98	$4.71	$7.48

_____________________________

(1)	The three and six months ended June 30, 2016 reflect the impact of the Appalachian Basin Sale completed on April 8, 2016.
(2)	Excludes the impact of hedging activities.

Liquidity

On April 8, 2016, we sold substantially all of our producing assets and proved reserves and a significant portion of our undeveloped acreage in the Appalachian Basin for an adjusted sales price of $76.6 million.  On May 12, 2016, we sold 50,000,000 shares of our common stock in an underwritten public offering for approximately $44.8 million of net proceeds.  At June 30, 2016, Gastar had approximately $50.8 million in available cash and cash equivalents, $99.6 million in borrowings outstanding and $370,000 in letters of credit issued under its revolving credit facility.

As of June 30, 2016, we were in compliance with all financial covenants under the revolving credit facility.  We may, however, need to request a waiver of compliance with, or amendment to, certain of our financial covenants by year-end 2016, which may not be received.  The absence of such relief could result in significant adverse consequences and require us to pursue various alternatives.

Guidance for Third Quarter and Full-Year 2016

Our guidance for the third quarter of and full-year 2016 is provided in the table below and represents the Company's best estimate of the range of likely future results.   Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	Third Quarter 2016	Full-Year 2016

Net average daily (MBoe/d)	5.3 – 5.8	7.4 – 7.9
Liquids percentage	68% – 72%	63% – 67%

Cash Operating Expenses
Production taxes (% of production revenues)	2.3% – 2.6%	3.3% – 3.6%
Lease operating ($/Boe)	$9.70 – $10.50	$7.30 – $8.00
Transportation, treating & gathering ($/Boe)	$0.40 – $0.50	$0.45 – $0.60
Cash general & administrative ($/Boe)	$6.35 – $7.00	$4.60 – $5.00

Mid-Year 2016 Reserve Update

SEC proved reserve estimates as of June 30, 2016 totaled 32.8 MMBoe, of which 42% is proved developed, and were comprised of 19.7 million barrels of crude oil and condensate, 6.0 million barrels of NGLs and 42.2 billion cubic feet of natural gas.  The pre-tax SEC-priced present value of future cash flows of these reserves, discounted at 10% ("PV-10") (a non-GAAP financial measure defined below in “Information on Reserves and PV-10 Value”), was $205.7 million, a 10% decline as compared to year-end 2015 as a result of lower proved reserve volumes and lower SEC prices.  The proved reserves volume decline of 23.1 MMBoe, or 41%, is primarily attributable to the sale of approximately 14.1 MMBoe of proved reserves in the Appalachian Basin and a declining commodity price environment that has rendered some proved undeveloped well locations uneconomic.  In accordance with SEC regulations, estimates of proved reserves as of June 30, 2016 were calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 1, 2015 through June 30, 2016.  For oil volumes, the average West Texas Intermediate price utilized was $43.12 per barrel, compared to $50.28 per barrel for year-end 2015, and for natural gas volumes, the average Henry Hub price utilized was $2.24 per million Btu (MMBtu), compared to $2.59 per MMBtu for year-end 2015.  These benchmark oil and natural gas prices were adjusted for energy content or quality, transportation and regional price differentials by area.

For a discussion of PV-10 and the standardized measure of future net cash flows, see "Information on Reserves and PV-10 Value."

Conference Call

Gastar has scheduled a conference call for 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, August 5, 2016.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through August 12 by dialing 1-201-612-7415 and using the conference ID:13641002.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value

At June 30, 2016, future cash inflows were computed using the 12-month unweighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves.  Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression, and gathering fees and regional price differentials. The average benchmark base prices used in our June 30, 2016 SEC compliant reserves report are significantly above current market commodity prices.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves.  PV-10 is a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”) which takes into account future income taxes and our current tax structure.  As a result of our current net operating tax loss position, no future income taxes are anticipated and the PV-10 value shown should be reflective of our Standardized Measure.

The Company’s June 30, 2016 total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil  that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the third quarter and full year of 2016 are based upon the current 2016 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including drilling results, our liquidity position, a further decline in commodity prices, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$11,345	$17,584	$20,158	$32,937
Natural gas	1,876	3,950	5,894	10,650
NGLs	1,710	2,184	3,405	4,280
Total oil, condensate, natural gas and NGLs revenues	14,931	23,718	29,457	47,867
(Loss) gain on commodity derivatives contracts	(2,778)	(1,790)	(2,493)	8,433
Total revenues	12,153	21,928	26,964	56,300
EXPENSES:
Production taxes	364	822	1,069	1,662
Lease operating expenses	4,584	7,242	10,663	13,261
Transportation, treating and gathering	395	542	1,008	1,039
Depreciation, depletion and amortization	5,591	16,080	19,320	30,551
Impairment of oil and natural gas properties	—	100,152	48,497	100,152
Accretion of asset retirement obligation	89	131	194	256
General and administrative expense	6,272	4,421	11,947	8,669
Total expenses	17,295	129,390	92,698	155,590
LOSS FROM OPERATIONS	(5,142)	(107,462)	(65,734)	(99,290)
OTHER INCOME (EXPENSE):
Interest expense	(9,263)	(6,936)	(18,561)	(14,497)
Investment income and other	(76)	3	(43)	6
LOSS BEFORE PROVISION FOR INCOME TAXES	(14,481)	(114,395)	(84,338)	(113,781)
Provision for income taxes	—	—	—	—
NET LOSS	(14,481)	(114,395)	(84,338)	(113,781)
Dividends on preferred stock	(3,619)	(3,619)	(7,237)	(7,237)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,100)	$(118,014)	$(91,575)	$(121,018)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.17)	$(1.52)	$(1.00)	$(1.56)
Diluted	$(0.17)	$(1.52)	$(1.00)	$(1.56)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	104,009,337	77,611,167	91,398,735	77,364,368
Diluted	104,009,337	77,611,167	91,398,735	77,364,368

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	(Unaudited)
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,761	$50,074
Accounts receivable, net of allowance for doubtful accounts of $1,953 and $0, respectively	7,324	14,302
Commodity derivative contracts	7,729	15,534
Prepaid expenses	4,881	5,056
Total current assets	70,695	84,966
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	87,727	92,609
Proved properties	1,239,324	1,286,373
Total oil and natural gas properties	1,327,051	1,378,982
Furniture and equipment	2,613	3,068
Total property, plant and equipment	1,329,664	1,382,050
Accumulated depreciation, depletion and amortization	(1,120,659)	(1,053,116)
Total property, plant and equipment, net	209,005	328,934
OTHER ASSETS:
Commodity derivative contracts	5,223	9,335
Deferred charges, net	743	985
Advances to operators and other assets	561	331
Other	1,121	4,944
Total other assets	7,648	15,595
TOTAL ASSETS	$287,348	$429,495
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,887	$2,029
Revenue payable	5,975	5,985
Accrued interest	3,512	3,730
Accrued drilling and operating costs	2,766	2,010
Advances from non-operators	5	167
Commodity derivative contracts	170	—
Commodity derivative premium payable	1,660	3,194
Asset retirement obligation	89	89
Other accrued liabilities	6,748	6,764
Total current liabilities	23,812	23,968
LONG-TERM LIABILITIES:
Long-term debt	417,765	516,476
Commodity derivative contracts	—	451
Commodity derivative premium payable	1,886	2,788
Asset retirement obligation	5,586	5,997
Total long-term liabilities	425,237	525,712
Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 4,045,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	41	41
Series B Preferred stock, par value $0.01 per share; 10,000,000 shares designated; 2,140,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 550,000,000 and 275,000,000 shares authorized at June 30, 2016 and December 31, 2015, respectively; 131,728,879 and 80,024,218 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	132	80
Additional paid-in capital	621,954	571,947
Accumulated deficit	(783,849)	(692,274)
Total stockholders’ equity	(161,701)	(120,185)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$287,348	$429,495

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(84,338)	$(113,781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	19,320	30,551
Impairment of oil and natural gas properties	48,497	100,152
Stock-based compensation	2,335	2,773
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	2,493	(8,433)
Cash settlements of matured commodity derivatives contracts, net	9,581	11,408
Cash premiums paid for commodity derivatives contracts	(565)	(45)
Amortization of deferred financing costs	2,825	1,736
Accretion of asset retirement obligation	194	256
Settlement of asset retirement obligation	—	(80)
Loss on sale of furniture and equipment	97	—
Changes in operating assets and liabilities:
Accounts receivable	4,260	15,887
Prepaid expenses	175	1,397
Accounts payable and accrued liabilities	570	(4,806)
Net cash provided by operating activities	5,444	37,015
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(23,370)	(84,724)
Advances to operators	(69)	(1,225)
Acquisition of oil and natural gas properties - refund	1,664	—
Proceeds from sale of oil and natural gas properties	77,621	2,008
Deposit for sale of oil and natural gas properties	—	6,620
Payments to non-operators	(162)	(1,820)
Sale (purchase) of furniture and equipment	82	(45)
Net cash provided by (used in) investing activities	55,766	(79,186)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	55,000
Repayment of revolving credit facility	(100,370)	(5,000)
Proceeds from issuance of common stock, net of issuance costs	45,069	—
Dividends on preferred stock	(3,618)	(7,237)
Deferred financing charges	(893)	(797)
Tax withholding related to restricted stock and performance based unit award vestings	(711)	(1,425)
Net cash (used in) provided by financing activities	(60,523)	40,541
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	687	(1,630)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,074	11,008
CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,761	$9,378

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,100)	$(118,014)	$(91,575)	$(121,018)
SPECIAL ITEMS:
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	3,343	7,777	9,840	3,525
Impairment of oil and natural gas properties	—	100,152	48,497	100,152
Non-recurring general and administrative costs related to acquisition of assets	124	—	399	—
Non-recurring severance costs related to property divestments	140	—	677	—
Allowance for bad debt	1,953	—	1,953	—

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,540)	$(10,085)	$(30,209)	$(17,341)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.12)	$(0.13)	$(0.33)	$(0.22)
Diluted	$(0.12)	$(0.13)	$(0.33)	$(0.22)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	104,009,337	77,611,167	91,398,735	77,364,368
Diluted	104,009,337	77,611,167	91,398,735	77,364,368

Reconciliation of Cash Flows before Working Capital Changes                                                      and as Adjusted for Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,481)	$(114,395)	$(84,338)	$(113,781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,591	16,080	19,320	30,551
Impairment of oil and natural gas properties	—	100,152	48,497	100,152
Stock-based compensation	702	1,247	2,335	2,773
Mark to market of commodity derivatives contracts:
Total loss (gain) on commodity derivatives contracts	2,778	1,790	2,493	(8,433)
Cash settlements of matured commodity derivatives contracts, net	1,423	6,131	9,581	11,408
Cash premiums paid for commodity derivatives contracts	(565)	(45)	(565)	(45)
Amortization of deferred financing costs	1,835	914	2,825	1,736
Accretion of asset retirement obligation	89	131	194	256
Settlement of asset retirement obligation	—	(80)	—	(80)
Loss on sale of assets	97	—	97	—
Cash flows from operations before working capital changes	(2,531)	11,925	439	24,537
Dividends on preferred stock	—	(3,619)	(3,618)	(7,237)
Non-recurring general and administrative costs related to acquisition of assets	124	—	399	—
Non-recurring severance costs related to property divestments	140	—	677	—
Allowance for bad debt	1,953	—	1,953	—
Adjusted cash flows from operations	$(314)	$8,306	$(150)	$17,300

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,100)	$(118,014)	$(91,575)	$(121,018)
Interest expense	9,263	6,936	18,561	14,497
Depreciation, depletion and amortization	5,591	16,080	19,320	30,551
Impairment of oil and natural gas properties	—	100,152	48,497	100,152
EBITDA	(3,246)	5,154	(5,197)	24,182
Dividends on preferred stock	3,619	3,619	7,237	7,237
Accretion of asset retirement obligation	89	131	194	256
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	3,343	7,777	9,840	3,525
Non-cash stock compensation expense	702	1,247	2,335	2,773
Investment income and other	76	(3)	43	(6)
Non-recurring general and administrative costs related to acquisition of assets	124	—	399	—
Non-recurring severance costs related to property divestments	140	—	677	—
Allowance for bad debt	1,953	—	1,953	—

Adjusted EBITDA	$6,800	$17,925	$17,481	$37,967

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